Exhibit 99.1

Press Release March 11, 2015	7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Announces Increased First Quarter 2015 Cash Dividend

FORT WAYNE, INDIANA, March 11, 2015 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today the company’s board of directors announced a quarterly cash dividend of $0.1375 per common share, a 20% increase over the company’s 2014 quarterly rate.  The dividend is payable to shareholders of record at the close of business on March 31, 2015, and is payable on or about April 10, 2015.

“We are pleased that our board of directors took this action, based on its confidence in the current and anticipated future strength of our cash flow generation capability and strong financial position. Our ability to generate strong cash flows has clearly been demonstrated throughout the cycle, including during challenging market environments such as these,” stated Chief Executive Officer, Mark D. Millett. “This performance is derived from our low, highly variable cost structure and diversified, value-added product offerings.  During the first quarter, we also further strengthened our balance sheet by calling $350 million in debt, which we expect to repay with free cash flow, thereby reducing our annual interest burden by $27 million.  We believe these actions reflect the strength of our capital structure and liquidity profile, and the continued optimism and confidence in our future prospects.”

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $8.8 billion in 2014, over 7,700 employees, and manufacturing facilities primarily located throughout the United States (including six steel mills, eight steel coating facilities, two iron production facilities, over 90 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the nonresidential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com.

Contact:  Marlene Owen, Director Investor Relations —+1.260.969.3500